Core-Mark Announces First Quarter 2017 Financial Results

•	Record First Quarter Sales of $3.5 Billion, a 16.4% Increase

•	Fresh Sales Increased Approximately 14.0%; Total Non-Cigarette Sales Increased 13.5%

•	Diluted EPS was $0.05, or $0.11 Excluding LIFO Expense (Non-GAAP) (1)

•	Guidance for 2017 Reaffirmed

•	Announced $0.09 Dividend Payable June 22, 2017

SOUTH SAN FRANCISCO, California - May 9, 2017 - Core-Mark Holding Company, Inc. (NASDAQ:CORE) ("the Company"), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the first quarter ended March 31, 2017.

"Core-Mark showed solid revenue and store growth in the first quarter as well as continued progress with our core strategies, but we have more work to do to improve productivity on newly acquired business and better leverage our fixed costs," said Thomas B. Perkins, President and Chief Executive Officer. "I'm confident we'll get there; we have a strong organization and are focused on our goal of driving enhanced profitability as we capitalize on our momentum in the marketplace."

First Quarter Results

Net sales increased 16.4% to $3.5 billion for the first quarter of 2017 compared to $3.0 billion for the same period in 2016. Cigarette sales increased 17.6%, while non-cigarette sales increased 13.5% from net market share gains and the acquisition of Pine State. In addition, cigarette sales benefited from manufacturers' price increases. Non-cigarette sales to our existing customers also increased through the success of our core strategies.

Gross profit increased 15.2% to $174.0 million for the first quarter of 2017 compared to $151.1 million for the same period in 2016. Gross profit for the first quarter of 2017 benefited from an increase in cigarette inventory holding gains of $5.6 million resulting from cigarette price increases. Cigarette manufacturers in the U.S. raised prices in the first quarter of 2017. These price increases in the U.S. typically occur in the second and fourth quarters of each calendar year and there were no such price increases in the first quarter of 2016. Remaining gross profit, a non-GAAP financial measure, increased 11.8% to $171.6 million from $153.5 million driven by market share gains, including the addition of 7-Eleven and Murphy U.S.A., the acquisition of Pine State, and our core strategies.

The following table reconciles remaining gross profit, a non-GAAP financial measure, to gross profit, its most comparable financial measure under U.S. GAAP:
__________________________________________
Note (1): See the reconciliation of Diluted Earnings Per Share ("Diluted EPS") to Diluted EPS excluding LIFO Expense in "Supplemental Schedule for Items Impacting Diluted EPS."

RECONCILIATION OF GROSS PROFIT (U.S. GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended March 31,
	2017		2016
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$174.0	5.0%	$151.1	5.0%	15.2%
Cigarette inventory holding gains	(6.6)	(0.2)%	(1.0)	—%
LIFO expense	4.2	0.1%	3.4	0.1%
Remaining gross profit (Non-GAAP)	$171.6	4.9%	$153.5	5.1%	11.8%

The Company’s operating expenses for the first quarter of 2017 were $171.8 million compared to $141.9 million for the same period in 2016. Primary contributors to the increase of operating costs were incremental expenses from Pine State, incremental deliveries made, and costs related to the onboarding and servicing of 7-Eleven, which were substantially higher than expected. Operating expenses as a percentage of net sales were 4.9% for the first quarter of 2017 compared to 4.7% for the first quarter of 2016. Operating expenses in the first quarter of 2016 benefited from a gain of $2.0 million related to the settlement of a legacy lawsuit.

Net income was $2.1 million for the first quarter of 2017 compared to $5.7 million for the same period in 2016. Adjusted EBITDA, a non-GAAP financial measure, was $19.6 million for the first quarter of 2017 compared to $24.1 million for the first quarter of 2016.

The following table reconciles Adjusted EBITDA to net income, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S. GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended March 31,
	2017	2016	% Change

Net income	$2.1	$5.7	(63.2%)
Interest expense, net (1)	1.9	0.7
(Benefit from) provision for income taxes	(1.2)	3.5
Depreciation & amortization	12.1	9.6
LIFO expense	4.2	3.4
Stock-based compensation expense	1.1	1.9
Foreign currency transaction gains, net	(0.6)	(0.7)
Adjusted EBITDA (Non-GAAP)	$19.6	$24.1	(18.7%)
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted EPS were $0.05 for the first quarter of 2017 compared to $0.12 for the first quarter of 2016. Diluted EPS excluding LIFO expense, a non-GAAP financial measure, were $0.11 for the first quarter of 2017 compared to $0.17 for the first quarter of 2016. See the attached “Supplemental Schedule for Items Impacting Diluted EPS” following the financial schedules for the reconciliation of Diluted EPS to Diluted EPS excluding LIFO expense, as well as the Diluted EPS impact of several other items.

Dividend

Core-Mark also announced today that its Board of Directors has approved a $0.09 cash dividend per common share. The dividend is payable on June 22, 2017 to stockholders of record as of the close of business on May 25, 2017.

Guidance for 2017

The Company reiterated its net sales, diluted EPS and Adjusted EBITDA guidance for the full year of 2017. Annual net sales for 2017 are expected to be between $15.2 billion and $15.5 billion. Adjusted EBITDA for 2017 is expected to be between $166.0 million and $173.0 million. Diluted EPS for the full year are expected to be between $1.18 to $1.25. Estimates of Diluted EPS excluding LIFO expense are expected to be between $1.42 and $1.49. Key assumptions remain unchanged and include $18 million of LIFO expense, a 37.5% tax rate and 46.5 million fully diluted shares outstanding. In addition, these projections include cigarette inventory holding gains, but do not include any other significant holding gains, nor any pension settlement expenses.
Capital expenditure estimates for 2017 are expected to be approximately $50 million, which will be utilized for expansion projects, including expenditures associated with our supply agreement with Walmart and maintenance investments.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Tuesday, May 9, 2017 at 9:00 a.m. Pacific time during which management will review the results of the first quarter of 2017. The call may be accessed by dialing 1-800-588-4973 using the code 44824439. The call may also be listened to on the Company’s website www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 1-888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to over 42,000 customer locations in the U.S. and Canada through 30 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com.

About Non-GAAP Financial Measures
This press release includes non-GAAP financial measures including remaining gross profit, Adjusted EBITDA, and Diluted EPS excluding LIFO expense. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period-to-period evaluation. We also believe these measures allow investors to view results in a manner similar to the method used by our management. We use these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These measures may be defined differently than other companies and therefore such measures may not be comparable to ours. We strongly encourage investors and stockholders to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Remaining gross profit is a measure we provide to segregate the effects of LIFO expense, cigarette inventory holding gains and other items that significantly affect the comparability of gross profit.
Adjusted EBITDA is a measure used by us to measure operating performance. Adjusted EBITDA is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Adjusted EBITDA is equal to net income adding back net interest expense, provision for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, and net foreign currency transaction gains or losses.
Diluted EPS excluding LIFO expense is a measure used by us to measure financial performance. Diluted EPS is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including the information under (“Guidance for 2017” above) where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted.  For the same reasons, we are unable to address the probable significance of the unavailable information.  Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements made pursuant to the safe-harbor provisions of the Exchange Act of 1934 and the Securities Act of 1933. These statements include statements regarding our guidance for 2017 net sales, Adjusted EBITDA, diluted earnings per share, Diluted EPS excluding LIFO expense, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual results to differ materially from historical results or those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, risks and costs associated with efforts to grow our business through expansion activities; our dependence on qualified labor, our senior management and other key personnel; our dependence on the convenience retail industry for our revenues; competition in our distribution markets; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; risks and costs associated with efforts to grow our business through acquisitions; product liability and counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; failure or disruptions of our information technology systems; unexpected outcomes in legal proceedings; attempts by unions to organize our employees; increasing expenses related to employee health benefits; increasing labor costs related to contract employees; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; declining cigarette sales volumes; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; changes in the funding of our pension plans; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 1, 2017 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$25.1	$26.4
Restricted cash	26.1	15.3
Accounts receivable, net of allowance for doubtful accounts of $6.6 and $7.1 as of March 31, 2017 and December 31, 2016, respectively	360.5	365.9
Other receivables, net	96.2	106.5
Inventories, net	463.7	596.6
Deposits and prepayments	85.1	82.8
Total current assets (1)	1,056.7	1,193.5
Property and equipment, net	201.7	194.7
Goodwill	36.0	36.0
Other intangible assets, net	40.1	41.5
Other non-current assets, net (1)	26.5	26.5
Total assets (1)	$1,361.0	$1,492.2
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$146.1	$119.2
Book overdrafts	27.5	37.9
Cigarette and tobacco taxes payable	239.1	259.8
Accrued liabilities	122.6	131.8
Total current liabilities (1)	535.3	548.7
Long-term debt	233.4	347.7
Deferred income taxes (1)	25.7	25.3
Other long-term liabilities	11.3	11.5
Claims liabilities	27.1	26.8
Pension liabilities	2.4	2.4
Total liabilities (1)	835.2	962.4
Stockholders’ equity:
Common stock, $0.01 par value (100,000,000 shares authorized, 52,392,391 and 52,227,511 shares issued; 46,317,838 and 46,152,958 shares outstanding at March 31, 2017 and December 31, 2016, respectively)	0.5	0.5
Additional paid-in capital	273.0	275.5
Treasury stock at cost (6,074,553 shares of common stock at March 31, 2017 and December 31, 2016)	(70.7)	(70.7)
Retained earnings	336.6	338.7
Accumulated other comprehensive loss	(13.6)	(14.2)
Total stockholders’ equity	525.8	529.8
Total liabilities and stockholders’ equity (1)	$1,361.0	$1,492.2

(1) The Company adopted ASU No. 2015-17, Income Taxes: Balance Sheet Classification of Deferred Taxes. Certain amounts as of December 31, 2016 have been reclassified to reflect the effects of the adoption.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended
	March 31,
	2017	2016
Net sales	$3,504.2	$3,011.3
Cost of goods sold	3,330.2	2,860.2
Gross profit	174.0	151.1
Warehousing and distribution expenses	114.7	91.6
Selling, general and administrative expenses	55.3	49.4
Amortization of intangible assets	1.8	0.9
Total operating expenses	171.8	141.9
Income from operations	2.2	9.2
Interest expense	(2.0)	(0.8)
Interest income	0.1	0.1
Foreign currency transaction gains, net	0.6	0.7
Income before income taxes	0.9	9.2
Benefit from (provision for) income taxes	1.2	(3.5)
Net income	$2.1	$5.7

Basic and diluted net income per common share (1)	$0.05	$0.12

Basic weighted-average shares	46.3	46.4

Diluted weighted-average shares	46.4	46.6

Dividends declared and paid per common share	$0.09	$0.08

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Three Months Ended
	March 31,
	2017	2016
Cash flows from operating activities:
Net income	$2.1	$5.7
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	4.2	3.4
Amortization of debt issuance costs	0.2	0.1
Stock-based compensation expense	1.1	1.9
Bad debt expense, net	0.1	0.4
Depreciation and amortization	12.1	9.6
Foreign currency gains, net	(0.6)	(0.7)
Deferred income taxes	0.3	0.8
Changes in operating assets and liabilities:
Accounts receivable, net	5.4	(63.6)
Other receivables, net	10.1	(0.1)
Inventories, net	129.9	17.1
Deposits, prepayments and other non-current assets	(2.7)	(13.6)
Accounts payable	26.8	70.3
Cigarette and tobacco taxes payable	(21.4)	(5.2)
Pension, claims, accrued and other long-term liabilities	(9.5)	25.5
Excess tax deductions associated with stock-based compensation	—	(2.4)
Net cash provided by operating activities	158.1	49.2
Cash flows from investing activities:
Change in restricted cash	(10.8)	(0.1)
Additions to property and equipment, net	(13.7)	(8.8)
Capitalization of software and related development costs	(0.7)	(2.2)
Net cash used in investing activities	(25.2)	(11.1)
Cash flows from financing activities:
Borrowings under revolving credit facility	263.7	338.3
Repayments under revolving credit facility	(377.7)	(370.3)
Payments of financing costs	(1.7)	(0.3)
Dividends paid	(4.2)	(3.8)
Payments on capital leases	(0.5)	(0.6)
Repurchases of common stock	—	(1.7)
Tax withholdings related to net share settlements of restricted stock units	(3.6)	(5.1)
Excess tax deductions associated with stock-based compensation	—	2.4
(Decrease) increase in book overdrafts	(10.4)	1.0
Net cash used in financing activities	(134.4)	(40.1)
Effects of changes in foreign exchange rates	0.2	1.0
Change in cash and cash equivalents	(1.3)	(1.0)
Cash and cash equivalents, beginning of period	26.4	12.5
Cash and cash equivalents, end of period	$25.1	$11.5
Supplemental disclosures:
Cash (received) paid during the period for:
Income taxes, net	$(5.9)	$0.3
Interest	$1.8	$0.5
Non-cash capital lease obligations incurred	$0.4	$0.2
Unpaid property and equipment purchases included in accrued liabilities	$3.8	$1.4

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE (U.S. GAAP) TO DILUTED EARNINGS PER SHARE EXCLUDING LIFO EXPENSE (NON-GAAP) AND
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended March 31,
	2017 (a)(b)(c)	2016 (a)(b)(c)	% Change
Net income	$2.1	$5.7	(63.2%)
Diluted shares	46.4	46.6
Diluted EPS	$0.05	$0.12	(58.3%)
LIFO expense	0.06	0.05
Diluted EPS excluding LIFO expense (Non-GAAP)	$0.11	$0.17	(35.3%)

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains (1)	$0.09	$0.02
Tax Items (2)	0.02	—
Business expansion and integration costs (3)	(0.02)	(0.03)
Legacy legal settlement (4)	—	0.03
Foreign exchange gains (5)	0.01	0.01

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.
(b) The per share impacts of the above items were calculated using a tax rate of 38.6% and 38.3% for the three months ended March 31, 2017 and 2016.
(c) All references made to share or per share amounts have been retroactively adjusted to reflect the June 2016 two-for-one stock split for all periods presented.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $6.6 and $1.0 million for the three months ended March 31, 2017 and 2016, respectively.
(2) Tax items
During the three months ended, March 31, 2017, the Company recognized an income tax benefit of $1.5 million related to the excess tax benefit from share-based award payments under ASU 2016-09, which the Company implemented in the first quarter of 2017.

(3) Business expansion and integration costs
During the three months ended March 31, 2017, and March 31, 2016, the Company incurred $1.2 million, and $1.9 million, respectively, of identifiable business expansion and integration expenses.
(4) Legacy legal settlement
During the three months ended March 31, 2016, the Company recorded a gain of $2.0 million, net of legal costs, related to the settlement of a legal proceeding with Sonitrol Corporation.
(5) Foreign exchange gains
During the three months ended March 31, 2017, the Company recognized foreign exchange transaction gains of $0.6 million. The Company recognized foreign exchange transaction gains of $0.7 million for the three month period ended March 31, 2016.